Exhibit 10.10

WHITE MOUNTAINS ANNUAL BONUS PROGRAM

Set forth below is a summary of the White Mountains Annual Bonus Program:

OVERVIEW

The White Mountains Annual Bonus Program (the “Program”) is an integral part of the total compensation program for employees of White Mountains Insurance Group, Ltd. (“White Mountains”) and certain of its subsidiaries. The Program is overseen by the Compensation Committee of the Board of Directors of White Mountains (the “Compensation Committee”). At the end of each year, separate bonus pools are established for the non-investment personnel and the investment personnel based on performance. In general, the bonus pool may range from 0% to 200% of the target.

ANNUAL BONUS POOL DETERMINATION

For non-investment personnel, the size of the annual bonus pool at target is the sum of the individual target bonuses for participants in the program. For senior executives, the individual target typically is 75% of salary; more junior personnel receive progressively lower targets. The annual bonus pool can range from 0% to 200% of target. The bonus pool payout percentage is determined by the Compensation Committee using its judgment.

For investment personnel, the size of the annual bonus pool at target is established in the same manner as for non-investment personnel. The most senior investment executives typically have an individual target of 125% of salary; more junior investment personnel receive progressively lower targets. The annual bonus pool can range from 0% to 200% of target. The bonus pool payout percentage is determined by the Compensation Committee using its judgment. In determining the bonus pool payout percentage for investment personnel, the Compensation Committee considers the following factors, among others: absolute level of investment results, investment performance as compared to a range of relevant benchmarks, peer company investment results, and corporate circumstances and their effect on pure investment performance.

INDIVIDUAL AWARDS

Individual bonuses can vary widely around the pool average based on individual performance and no cap (other than the size of the pool) applies to any single individual.

A limited number of special bonuses may be awarded in any year to recognize successful individual results without regard to the aggregate size of an annual bonus pool.

PROGRAM PARTICIPATION FOR NEW HIRES

Annual bonuses of those eligible employees hired during the year are typically pro-rated based on date of hire.

CLAWBACK POLICY
In 2010, White Mountains adopted a clawback policy applicable to bonuses. If White Mountains is required to restate any financial statement included in an SEC filing as a result of an employee’s misconduct, the Board may, without prejudice to any other remedies available, seek reimbursement of any bonus received by such person that relates in whole or in part to any period for which such financial statements were restated. If the misconduct was fraud, then in addition to other actions, the Board mandatorily will seek such reimbursement.